September 12, 2005



Scott K. Sorensen
133 Red Oak Dr.
Batesville, IN 47006

Dear Scott:

This letter will confirm our verbal discussions, offer of employment and your acceptance for the position of Chief Financial Officer of Headwaters Incorporated, reporting to Kirk Benson, Chief Executive Officer. The work location for this position will be at the Headwaters corporate offices in South Jordan, Utah.

Headwaters is an exciting, dynamic organization, with significant growth potential. We are pleased offer you this opportunity to grow along with the Company. Commensurate with the leadership role and impact of this position, we expect you to abide by all company policies, including compliance with the company's code of ethics. We also expect you to carry out the normal and customary fiduciary and managerial responsibilities of such a position, including the development and maintenance of relationships and accountabilities to the Headwaters organization, the Board of Directors and outside entities such as shareholders and regulatory agencies.

This offer is contingent upon your agreement to these terms and the successful completion of background checks and pre-employment drug screening.

The information below outlines the specifics of this offer:

1. Your starting salary will be $24,167.00 per month, paid according to our normal bi-weekly payroll cycle. The company evaluates individual performance on an annual basis each August with base pay adjustments at the beginning of each fiscal year (October 1). This process will apply to your position beginning in 2006.

2. You will participate in the Headwaters Incorporated Short-Term Incentive Bonus Plan ("Plan") beginning in Fiscal Year 2006 (ending September 30,
     2006). Your incentive bonus for FY 2006 will be based on the accomplishment of your Individual Business Objectives and the Company achievement of its goals. For FY 2006, your bonus calculation will include a company performance factor of the higher of a) the actual FY 2006 company performance factor, or b) 2.0.

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Scott K. Sorensen
September 8, 2005
Page Two


3. You will be granted 100,000 stock appreciation rights (SARs). The grant price will be set using the closing stock price on the first day of your employment with Headwaters. Of the 100,000 SARs, 63,750 will be allocated from the Company's 2003 Stock Incentive Plan. These SARs will have a ten-year term, will vest over five years (20% per year), and will have an appreciation cap of two times the grant price. The remaining 36,250 SARs will be allocated from the Company's 2005 Stock Incentive Plan. They will have a ten-year term, will vest over five years (20% per year) and their exercise will be subject to Company performance criteria. This award represents a five-year grant of long-term incentives.

4. You will be entitled to a Company vehicle in accordance with the Company's Executive Vehicle Policy

5. Upon verification of your current mortgage, the Company will buy your existing residence for the current mortgage amount plus $200,000, realtor fees and closing costs. In addition, the Company will pay for the movement of your household belongings at a cost not to exceed $15,000. You will also be eligible for a one-time, lump sum relocation allowance of $35,000.

6. Medical, dental, and vision insurance benefits begin on your first day of active employment.

7. You may enroll in the company's 401(k) plan on the first enrollment date following six months from your date of hire (July 1, 2006) and the Employee Stock Purchase Plan on the first enrollment date following three months from your date of hire (March 1, 2006).

Scott, please feel free to contact me with any questions you may have. Speaking for all of us on the management team, we are excited about the prospects of your joining Headwaters. In this position, you will become a key member of the management team of the Company. You will be relied upon by the CEO and others. You will have the opportunity to participate in the growth of the company, including expected expansions and possible acquisitions. You will be fulfilling a high-impact role and will be involved in issues and decisions that are critical to the Company's future. We are confident that your skills, knowledge and experience will enable you to make a significant contribution to our mutual success.

Scott K. Sorensen
September 8, 2005
Page Three


If you find this offer satisfactory and wish to accept, please sign in the space below and mail or fax this document back to me. If you decide to accept our offer, the next step will be to schedule a pre-employment drug screen, complete the pre-employment processing, and set a start date.

Best regards,

/s/ Kirk A. Benson

Kirk A. Benson
Chief Executive Officer

                                          ACCEPTED:


                                          /s/ Scott K. Sorensen        9/13/05
                                          Scott K. Sorensen             Date